Exhibit 10.39

SEARS HOLDINGS
J. DAVID WORKS
Senior Vice President, Talent and Human Capital Services
March 17, 2010

Mr. William R. Harker

Dear Bill,

I am pleased to tell you that the Compensation Committee of Sears Holdings Board of Directors has approved the following compensation package for you as you continue in the role of Senior Vice President, General Counsel and Corporate Secretary. Your new compensation package was approved retroactive to January 31, 2010, the first day of SHC’s 2010 fiscal year.

The key elements of your new compensation package are as follows:

•	Annual base salary at a rate of $700,000.

•

Participation in the Sears Holdings Corporation Annual Incentive Plan. Your annual incentive opportunity will increase to ninety percent (90%) of your base salary. Your incentive under the 2010 Annual Incentive Plan (“2010 AIP”) will be prorated based on the amount of time at each compensation level (base salary and annual incentive target) through January 29, 2011, the last day of SHC’s 2010 fiscal year. Any annual incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date.

The table below summarizes the changes in your compensation

	Title	Base Salary	Target Incentive	Total Target Cash

Current	SVP, General Counsel and Corporate Secretary	$500,000	75%	$875,000
New	SVP, General Counsel and Corporate Secretary	$700,000	90%	$1,330,000
Increase		40.0%		52.0%

In addition to the above, you also received a grant of restricted stock valued at $500,000 under the Sears Holdings Corporation 2006 Stock Plan. The number of restricted shares granted (4,950) was determined using the market closing price ($101.01 per share) of Sears Holdings shares on March 9, 2010, the grant date. The restricted shares granted will be scheduled to vest in full on the third anniversary of the grant date, subject to the restrictions set forth under the 2006 Stock Plan and the Restricted Stock Award Agreement.

If you need additional information or clarification, please call. Please sign below and return this letter.

Sincerely,

/s/ J. David Works
J. David Works

Accepted:

/s/ William R. Harker	4/13/10
William R. Harker	Date